                                    EXHIBIT

                             [CAPTEC LETTERHEAD]

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. II


PLAN OF LIQUIDATION

November 18, 1996

Dear Limited Partner:

In our Second Quarter Report we advised you that the Managing General Partner intended to propose a sale of all the Partnership's assets to an affiliate of the General Partners in order to respond to the default of the tenant of the Kenny Rogers Roasters property in Tampa, Florida. Subsequently, the Managing General Partner became aware of a potential problem with the Taco Cabana property in Las Vegas, Nevada. On September 5, 1996, the Partnership and the Tenant/Guarantor of the Taco Cabana property entered into an agreement whereby the Partnership took possession of the Taco Cabana property and the Tenant/Guarantor paid $325,000 to the Partnership in settlement of all obligations.

The Managing General Partner believes that eventually the properties can be re-leased on reasonable terms and is continuing its efforts to find new tenants for these buildings, but there is no assurance that it will be successful in the near future, and if new tenants are obtained, there is no assurance that the economic terms of those leases will compare favorable with the defaulted leases. If the Managing General Partner is unable to replace the lost revenues, the next quarterly distribution, payable January 15, 1997, is estimated at only $4,000 ($1.03 per Unit), as compared with approximately $60,000 ($15.46 per Unit) which would have been available if the leases were current.

In order to protect the Limited Partners against this current loss of yield and the uncertainty of the remarketing process, the Managing General Partner is proposing the Plan of Liquidation described in this letter.

Under the Plan of Liquidation, the Partnership will sell all of its assets, including the value of the settlement noted above, to Captec Net Lease Realty, Inc., an affiliate of the General Partners, for the sum of $2,760,000. The Partnership will then pay its liabilities and distribute the remaining funds in accordance with the Partnership Agreement. It is estimated that approximately $1,975,000 ($508.89 per Unit) will be available for distribution to the Limited Partners. This is in addition to the distributions received to date of over $150 per Unit. The original offering price per Unit was $500. The Managing General Partner believes that the sale to Captec Net Lease Realty, Inc., is more beneficial to the Limited Partners than a sale on the open market, since it is unlikely that a sale of all the Partnership's assets can be effected at an attractive price within the next ninety days.

The purchase price was determined by valuing the two Properties in excess of recent MAI appraisals. If the Managing General Partner was successful in releasing those Properties at attractive rentals, it is possible that the values would be higher; however, although discussions

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

with prospective tenants are ongoing, the Managing General Partner is unable to predict when and upon what terms the buildings might be leased. The equipment packages were valued by discounting the stream of rental payments and the residual values provided for in the leases at a discount rate equal to the rate used in determining the rental under the leases, in order to determine the net present value of the income stream. The Managing General Partner believes that the value so determined is not less than would be obtained from an appraisal of the equipment and the leases. Taking all the foregoing factors into account, the Managing General Partner believes that the sale price is fair and that the sale is in the best interest of the limited partners. Enclosed is a schedule setting forth the calculation of the purchase price and the determination of the estimated distributable proceeds.

The Partnership's Agreement of Limited Partnership, as currently drafted, prohibits a sale to an affiliate of the General Partners. In order to permit the sale it is necessary that a majority in interest of the Limited Partners vote both to amend the Agreement of Limited Partnership and to approve the sale. The proposed amendment is enclosed.

Enclosed is a ballot for you to sign and return voting for, or against the Plan of Liquidation and the proposed amendment to the Agreement of Limited Partnership. The Managing General Partner recommends a vote in favor of the Plan of Liquidation and proposed amendment. The Managing General Partner requires a written response from you by December 23, 1996. Your failure to return your marked ballot so that it is received by that date, will constitute a vote in favor of the Plan of Liquidation and the proposed amendment, provided that at least a majority in interest of the Limited Partners respond. If the Plan of Liquidation is approved by the Limited Partners, it is anticipated that the sale will take place in December. Final distributions would be made approximately 30 days thereafter. However, if we receive a positive majority vote by December 1, 1996, proceeds will be distributed by the end of the year. Please mark your ballot as soon as possible and return it in the enclosed postage paid envelope. To expedite the voting process, you may fax the ballot to the Partnership at (313) 994-1376 and place the original in the mail.

If you have any questions, please call Maureen Giammara toll-free at (888) 422-7832.

Sincerely,
Captec Franchise Capital Corporation II
Managing General Partner of
Captec Franchise Capital Partners L.P. II

/s/  Patrick L. Beach

Patrick L. Beach
President


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
                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. II
                     SCHEDULE DETAILING PORTFOLIO PURCHASE



CALCULATION OF PURCHASE PRICE

                                           Original Capitalized Cost to Partnership                    Current Values
                                          ---------------------------------------------         ------------------------------
                                                          Acquisition                           9/30/96 Net          APPRAISED
                                           Cost               Fee              Total            Book Value              VALUE
                                          ------          ------------         -----            -----------           --------
Real Estate Leases
Lease #00001                            1,350,000.00        67,500.00        1,417,500.00       1,366,969.00        1,100,000.00
Lease #00002                              502,202.00        25,100.10          527,302.10         512,640.00          420,590.00
                                        ------------        ---------        ------------      -------------        ------------
Subtotal - Real Estate                  1,852,202.00        92,600.10        1,944,802.10       1,879,609.00        1,520,590.00
                                        ------------        ---------        ------------      -------------        ------------

Equipment Leases
Lease #05707                              142,037.50         7,101.88          149,139.38         107,793.00                 n/a
Lease #05710                              103,968.31         5,198.42          109,166.73          83,498.00                 n/a
Lease #05780                              227,062.86        11,353.14          238,416.00         180,689.00                 n/a
                                        ------------        ---------        ------------      -------------

Subtotal - Equipment                      473,068.67        23,653.44          496,722.11         371,980.00
                                        ------------        ---------        ------------      -------------

Grand Totals                            2,325,270.67       116,253.54        2,441,524.21       2,251,589.00

less:  TCLV settlement acquired by Purchaser

Net Cost to Purchaser


                                                                        Sale
                                                                    ------------
                                                                      Purchase
                                                                        Price
                                                                    ------------
Real Estate Leases
Lease #00001                                                        1,755,000.00
Lease #00002                                                          580,000.00
                                                                    ------------

Subtotal - Real Estate                                              2,335,000.00
                                                                    ------------

Equipment Leases
Lease #05707                                                          132,000.00
Lease #05710                                                           88,000.00
Lease #05780                                                          205,000.00
                                                                    ------------

Subtotal - Equipment                                                  425,000.00
                                                                    ------------

Grand Totals                                                        2,760,000.00

less:  TCLV settlement acquired by Purchaser                          325,000.00
                                                                    ------------

Net Cost to Purchaser                                               2,435,000.00

ESTIMATED DISTRIBUTABLE PROCEEDS

Gross Sale Proceeds to the Partnership                              2,760,000.00
Loan Payoff (assuming December 1, 1996 note principal balance)       (742,425.00)
Loan Prepayment Premium                                                (7,424.00)
                                                                    ------------

Net Sale Proceeds to the Partnership                                2,010,151.00

Undistributed cash from operations                                      8,549.00
Reversal of rents receivable on defaulted leases                      (33,700.00)
Contingency                                                           (10,000.00)
                                                                    ------------
Estimated Distributable Proceeds                                    1,975,000.00

                                FIRST AMENDMENT
                                       TO
             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. II


THIS AMENDMENT is made as of ____________________, by the Limited Partners of Captec Franchise Capital Partners L.P. II.

                             PRELIMINARY STATEMENT

Captec Franchise Capital Partners L.P. II (the "Partnership") is a limited partnership formed and presently existing under Delaware law. The rights and obligations of the partners of the Partnership are governed by the Captec Franchise Capital Partners L.P. II Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement").

The Limited Partners, by Majority Vote, have voted (1) to approve the Plan of Liquidation dated November 18, 1996, submitted to the Limited Partners by the Managing General Partner (the "Plan of Liquidation"), and (2) to amend the Partnership Agreement to permit the sale of the assets of the Partnership to an affiliate of the General Partner as provided in the Plan of Liquidation.

Attached to this Amendment are the Ballots of the Limited Partners indicating their votes in favor of or against the Plan of Liquidation and the Amendment. In accordance with the Plan of Liquidation and Section 15.3 of the Partnership Agreement, those Limited Partners whose Ballots are not attached to this Amendment are considered to have voted in favor of the Plan of Liquidation, as provided in Section 15.3 of the Partnership Agreement.

Capitalized terms which are not defined in this Amendment and which are defined in the Partnership Agreement shall have the same meaning as in the Partnership Agreement.

                                   AMENDMENT

IN CONSIDERATION OF THE FOREGOING, THE PARTNERSHIP AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

ANY PROVISION OF THE PARTNERSHIP AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE GENERAL PARTNERS MAY CAUSE THE PARTNERSHIP TO PURCHASE OR LEASE PROPERTY FROM OR SELL OR LEASE PROPERTY TO THE GENERAL PARTNERS OR ANY OF THEIR AFFILIATES, PROVIDED THAT SUCH TRANSACTION IS APPROVED BY THE LIMITED PARTNERS HERETO, AS OF THE DATE FIRST WRITTEN ABOVE.

                              CAPTEC FRANCHISE CAPITAL CORPORATION II,
                              General Partner

                              By: ______________________________________
                                  Patrick L. Beach
                                  President and Chief Executive Officer

                              By: _______________________________________
                                  PATRICK L. BEACH, General Partner

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. II

                             Limited Partner Ballot


I am a Limited Partner of Captec Franchise Capital Partners L.P. II, a Delaware limited partnership (the "Partnership"). I have reviewed the Plan of Liquidation set forth in the General Partner's letter dated November 18, 1996 (the "Plan of Liquidation"), and the proposed First Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership which accompanied the Plan of Liquidation (the "Amendment"). I hereby vote:




                    ____  In favor of the Plan of Liquidation and the Amendment.



                    ____  Against the Plan of Liquidation and the Amendment.



                                    ____________________________________
                                    Signature


                                    ____________________________________
                                    Name (Please Print)

                                    ____________________________________
                                    Address

                                    ____________________________________
                                    City, State and Zip Code















PLEASE RETURN AS SOON AS POSSIBLE BUT NO LATER THAN DECEMBER 23, 1996. YOU MAY FAX THE BALLOT TO MAUREEN GIAMMARA (313) 994-1376 AND SENT THE ORIGINAL IN THE MAIL.


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